Exhibit 99.1

ImmixBio IMX-110 Produced 50% Positive Response Rate in First-Line-Therapy-Resistant Cancer, Surpassing the Standard of Care in Mice Study

●	IMX-110 produced a 50% response rate after 1 cycle of treatment as a monotherapy in first-line-therapy-resistant cancer - soft tissue sarcoma (STS) mice study
●	IMX-110 response rate surpassed standard of care doxorubicin’s response rate of 0% after 1 cycle of treatment in the same study
●	IMX-110 is in clinical development for STS, a $3 billion market expected to grow to $6.5 billion by 2030

TITLE ABOVE IMAGE: IMX-110 Surpasses Standard of Care in Mice Cancer Study

CAPTION BELOW IMAGE: Immix Biopharma, Inc. (NASDAQ:IMMX)

LOS ANGELES, Jan. 12, 2022 (GLOBE NEWSWIRE) — Immix Biopharma, Inc. (Nasdaq: IMMX) (“ImmixBio”, “Company”, “We” or “Us”), a biopharmaceutical company pioneering Tissue-Specific Therapeutics (TSTx)TM targeting oncology and immuno-dysregulated diseases, today announced study data showing that ImmixBio’s lead candidate IMX-110 produced a 50% response rate in a first-line-therapy-resistant cancer - soft tissue sarcoma (STS) mouse study, surpassing the STS standard of care doxorubicin’s 0% response rate in the same mouse study. The responses were assessed by RECIST 1.1 criteria applied to mice, with progression assessed after one cycle of treatment in a study funded by ImmixBio and conducted by a major STS oncology treatment center.

“We strive to test our drug candidates in the most realistic, challenging animal models available,” said Ilya Rachman, MD PhD, CEO of ImmixBio. “We are thrilled to see that in this first-line-therapy resistant STS model that IMX-110 showed significant activity. We believe this study is a preview of what our SMARxT Platform generating Tissue-Specific Therapeutics can do, a distinct alternative to the traditional ‘single target, single mutation’ development model.”

The U.S. Food and Drug Administration (“FDA”) has approved orphan drug designation (“ODD”) for IMX-110 for the treatment of soft tissue sarcoma. The FDA has already approved rare pediatric disease (“RPD”) designation to IMX-110 for the treatment of a life-threatening pediatric cancer in children, rhabdomyosarcoma.

ImmixBio recently shared IMX-110 clinical data across multiple STS subtypes in several heavily pretreated patients demonstrating median progression-free survival (PFS) of 4 months with zero drug-related severe adverse events and zero dose interruptions due to toxicity. The data can be viewed in the Immix Biopharma Corporate Presentation at http://www.immixbio.com/pres

Soft tissue sarcoma is a cancer that begins in the tissues that connect, support, and surround body structures. The global STS market is estimated to reach approximately $6.5 billion by 2030 from the estimated $2.9 billion in 2019. Globally, there are roughly 116,000 new cases of STSs each year, of which 21,500 are in the European Union and 40,500 are in China. According to the American Cancer Society, there were roughly 13,000 new cases of STS in the United States during 2020. Approximately 160,000 people live with soft tissue cancers in the United States.

About Immix Biopharma, Inc.

Immix Biopharma, Inc. (ImmixBioTM) (Nasdaq: IMMX) is a clinical-stage biopharmaceutical company pioneering a novel class of Tissue-Specific Therapeutics (TSTx)TM targeting oncology and immuno-dysregulated diseases. Our lead asset IMX-110, currently in Phase 1b/2a clinical trials, holds orphan drug designation (ODD) by the FDA for soft tissue sarcoma, and has received Rare Pediatric Disease Designation (RPDD) for the treatment of rhabdomyosarcoma, a life-threatening form of cancer in children. RPPD qualifies ImmixBio to receive fast track review and a priority review voucher (PRV) at the time of marketing approval of IMX-110. Our proprietary SMARxT Tissue-SpecificTM Platform produces drug candidates that circulate in the bloodstream, exit through tumor blood vessels and simultaneously attack all 3 components of the tumor micro-environment (TME). We believe ImmixBio’s TME NormalizationTM technology severs the lifelines between the tumor and its metabolic and structural support. Learn more at www.immixbio.com.

Forward Looking Statements

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Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release

Contacts

Immix Biopharma, Inc.

Gabriel Morris

Chief Financial Officer

ir@immixbio.com

+1 (888) 958-1084

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